Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces Third Quarter 2003 Results

Company Reports 140% Year-Over-Year EBITDA Growth, Acceleration of Revenue
Growth Rate

BETHESDA, MD October 14, 2003 –CoStar Group, Inc. (Nasdaq: CSGP) revenues increased 20.1% and EBITDA (earnings before interest, taxes, depreciation and amortization) increased 140% in the third quarter of 2003 over the third quarter of 2002, the Company announced today. The Company also reported GAAP-basis net income of $0.02 per share in the third quarter of 2003 compared to GAAP-basis net loss of $(0.07) per share in the third quarter of 2002. Cash and short-term investments grew by $4.3 million during the third quarter of 2003, the Company reported.

Year 2002-2003 Quarterly Results
($’s in millions, except per share data)

	2002				2003

	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$19.1	$19.5	$20.1	$20.7	$22.6	$23.2	$24.1
EBITDA	1.3	1.4	1.6	2.0	2.4	2.9	3.7
Pro forma earnings	0.2	0.3	0.4	0.8	1.0	1.4	2.1
Pro forma earnings per share	0.01	0.02	0.03	0.05	0.06	0.09	0.13
Net income (loss)	(1.6)	(1.3)	(1.1)	(0.8)	(0.8)	(0.4)	0.3
Net income (loss) per share — diluted	(0.10)	(0.08)	(0.07)	(0.05)	(0.05)	(0.02)	0.02
Weighted average common shares — diluted	15.7	15.7	15.8	15.8	15.8	15.9	16.5

Revenues for the third quarter of 2003 were $24.1 million. In addition, revenues increased sequentially by 4.0% for the third quarter of 2003 over the second quarter of 2003. CoStar has reported revenue increases in 21 consecutive quarters since its IPO.

“We have seen a clear acceleration of revenue growth, which is largely attributable to the strength of our new product platform” stated CoStar President & CEO Andrew C. Florance. “Customers seem to enjoy using CoStar Property 8.0, and I believe we are reaching a broader base of active users within our customer sites.” Property views in CoStar Property 8.0, one of the key ways the Company measures usage, increased 40% in the third quarter of 2003 compared to the previous quarter.

“We also are beginning to see signs of recovery in the commercial real estate markets,” Florance added. “The national vacancy rate for office space declined in the third quarter of 2003 after increasing for 12 consecutive quarters.”

For the quarter ended September 30, 2003, GAAP-basis net income increased to $281,000 or $0.02 per share, compared to a net loss of $(1.1) million or ($0.07) per share for the third quarter of 2002. Pro forma earnings, which is net income (loss) before purchase amortization in cost of revenues and operating expenses, improved to $2.1 million or $0.13 per share for the third quarter of 2003 compared to pro forma earnings of $418,000 or $0.03 per share for the same quarter in 2002. EBITDA increased 140% to $3.7 million for the third quarter of 2003 compared to EBITDA of $1.6 million in the third quarter of 2002.

As of September 30, 2003, the Company had $35.9 million in cash, cash equivalents, and short-term investments, an increase of $4.3 million compared to June 30, 2003. This substantial increase resulted from strong operating cash flows and proceeds of approximately $1.3 million from stock option exercises for approximately 62,000 shares of common stock. The Company has no long-term debt.

“For the fourth quarter of 2003, we expect overall sequential quarterly revenue growth of approximately 3.5% to 4% over the third quarter of 2003,” said Frank Carchedi, CoStar’s Chief Financial Officer. “In addition, for the fourth quarter of 2003, we expect pro forma earnings of approximately $0.15 per share, and we expect approximately $0.44 of pro forma earnings per share for 2003. Adjusting these pro forma amounts for purchase amortization, which we anticipate will be consistent with the charges for the third quarter of 2003, we expect to have GAAP-basis net income of approximately $0.04 per share for the fourth quarter of 2003, which would enable us to nearly break even with respect to GAAP-basis net income for 2003. These per share numbers assume we issue 1.25 million shares of common stock during the fourth quarter of 2003 in a public offering.”

In connection with CoStar’s planned public offering, the Company’s Registration Statement on Form S-3 filed on July 2, 2003, as amended, was selected for review by the Securities and Exchange Commission. This review has not resulted in any changes to CoStar’s previously reported financial results. CoStar filed Amendment No. 3 to its Registration Statement on October 10, 2003, and expects to commence its road show later this week. In response to comments received from the SEC, CoStar will file an amended Annual Report on Form 10-K for the year ended December 31, 2002, and an amended Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, to conform the disclosure in certain items in these reports to the disclosure in the Company’s Registration Statement.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

	(unaudited)		(unaudited)

Revenues	$24,108	$20,075	$69,835	$58,675
Cost of revenues	7,627	6,996	22,946	21,029

Gross margin	16,481	13,079	46,889	37,646
Operating expenses:
Selling and marketing	6,683	5,872	19,650	17,106
Software development	1,729	1,370	5,131	4,152
General and administrative	6,528	6,243	19,685	18,345
Purchase amortization	1,167	902	3,393	2,693

	16,107	14,387	47,859	42,296

Income (loss) from operations	374	(1,308)	(970)	(4,650)
Other income, net	65	183	199	636

Income (loss) before income taxes	439	(1,125)	(771)	(4,014)
Income tax expense	158	0	158	0

Net income (loss)	$281	$(1,125)	$(929)	$(4,014)

Net income (loss) per share — basic	$0.02	$(0.07)	$(0.06)	$(0.25)

Net income (loss) per share — diluted	$0.02	$(0.07)	$(0.06)	$(0.25)

Pro forma earnings	$2,146	$418	$4,569	$899

Pro forma earnings per share	$0.13	$0.03	$0.28	$0.06

Weighted average outstanding shares — basic	15,981	15,777	15,884	15,747

Weighted average outstanding shares — diluted	16,482	15,777	15,884	15,747

Reconciliation of Non-GAAP Financial Measures with Net Income (Loss)
Net income (loss)	$281	$(1,125)	$(929)	$(4,014)
Purchase amortization in cost of revenues	698	641	2,105	2,220
Purchase amortization in operating expenses	1,167	902	3,393	2,693

Pro forma earnings	$2,146	$418	$4,569	$899

Net income (loss)	$281	$(1,125)	$(929)	$(4,014)
Purchase amortization in cost of revenues	698	641	2,105	2,220
Purchase amortization in operating expenses	1,167	902	3,393	2,693
Depreciation and other amortization	1,481	1,315	4,401	3,995
Interest income, net	(65)	(183)	(199)	(636)
Income tax expense	158	0	158	0

EBITDA	$3,720	$1,550	$8,929	$4,258

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2002

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,294	$30,507	$24,910	$25,546
Short-term investments	12,617	1,094	1,405	1,598
Cash held for acquisition	0	0	0	16,386
Accounts receivable, net	5,011	5,859	7,123	6,786
Prepaid and other current assets	1,660	1,579	1,723	1,567

Total current assets	42,582	39,039	35,161	51,883

Property and equipment, net	10,314	10,087	10,689	11,048
Intangible and other assets, net	69,670	71,574	72,755	55,704
Deposits	914	290	280	272

Total assets	$123,480	$120,990	$118,885	$118,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,142	$9,884	$9,050	$10,124
Deferred revenue	5,437	5,094	6,505	4,766

Total current liabilities	15,579	14,978	15,555	14,890

Stockholders’ equity	107,901	106,012	103,330	104,017

Total liabilities and stockholders’ equity	$123,480	$120,990	$118,885	$118,907

Reconciliation of Non-GAAP Financial Measures with 2002-2003 Quarterly Results
(in millions)

	2002				2003

	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income (loss)	$(1.6)	$(1.3)	$(1.1)	$(0.8)	$(0.8)	$(0.4)	$0.3
Purchase amortization	1.8	1.6	1.5	1.6	1.8	1.8	1.8

Pro forma earnings	$0.2	$0.3	$0.4	$0.8	$1.0	$1.4	$2.1

Net income (loss)	$(1.6)	$(1.3)	$(1.1)	$(0.8)	$(0.8)	$(0.4)	$0.3
Purchase amortization	1.8	1.6	1.5	1.6	1.8	1.8	1.8
Depreciation and other amortization	1.3	1.3	1.3	1.3	1.5	1.6	1.5
Interest income, net	(0.2)	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Income tax expense	—	—	—	—	—	—	0.2

EBITDA	$1.3	$1.4	$1.6	$2.0	$2.4	$2.9	$3.7

Management will conduct a conference call to discuss earnings results for the quarter ended September 30, 2003 and the financial outlook for 2003 at 11:00 am ET, Wednesday, October 15, 2003. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or
(706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on October 26, 2003. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 1429694. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 50 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 850 employees in 35 offices throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the quarter ended June 30, 2003, under the heading “Risk Factors”. In addition to these statements, there can be no assurance that CoStar’s revenues will grow at the rates specified herein, that CoStar’s pro forma net income for the fourth quarter of 2003 or for the year ending 2003 will be as stated in this press release, that CoStar’s GAAP-basis net income (loss) for the fourth quarter of 2003 or for the year ending 2003 will be as stated in this press release, that CoStar’s estimated purchase amortization will be as stated in this press release, that CoStar’s sequential quarterly growth rate or earnings will continue to improve, that CoStar’s road show will commence as stated herein, that CoStar will issue 1.25 million shares in a public offering or that the commercial real estate market will continue to improve. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.